Exhibit 99.1

Conference call:	Today, May 11, 2009 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	212-231-2900 or 415-226-5360

Wave Q1 ‘09 Revenues Rose 137% to $4.0 Million on Increased Software License and Services Activity

Lower Overhead and Increased Revenues Yielded a Reduced

Net Loss of $1.5 Million versus a Net Loss of $6.0 million in Q1 2008;

Total Shipments of Bundled Software Exceed 50 Million Units through April

Lee, MA — May 11, 2009 -Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the first quarter (Q1) ended March 31, 2009 and reviewed recent corporate progress and developments.  Wave’s Q1 2009 net revenues rose 137% to $4.0 million, compared with Q1 2008 net revenues of $1.7 million and Q4 2008 net revenues of $3.3 million, principally reflecting increased bundled software royalties as well as higher services revenue related to a contract with the U.S. government.

Reflecting the Company’s ongoing efforts to reduce its overhead expenses and quarterly cash burn, Q1 2009 selling, general and administrative expense declined 21% to $3.4 million as compared to $4.3 million in Q1 2008, and declined 11% versus the Q4 2008 level.  Wave was able to reduce its R&D expenses by 44% to $1.8 million in Q1 2009 as compared to $3.3 million in Q1 2008, also achieving a decrease of 14% versus Q4 2008.  For Q1 2009, total billings grew 127% to $4.0 million, compared to Q1 2008 total billings of $1.8 million.

Reflecting the benefit of higher revenues and lower overhead expenses, Wave’s Q1 2009 net loss was reduced to $1.5 million, or $0.02 per basic and diluted share, compared with a Q1 2008 net loss of $6.0 million, or $0.12 per basic and diluted share.  Wave’s Q4 2008 net loss attributable to common stockholders was $4.0 million, or $0.07 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the first quarters of 2009 and 2008 of 61.9 million and 50.9 million, respectively, and on 58.7 million basic shares outstanding at December 31, 2008.

As of March 31, 2009, Wave had total current assets of $2 million, which did not reflect the proceeds of a $1 million equity financing completed in early April 2009.  Wave’s deferred revenue was slightly lower at $1.5 million at March 31, 2009, as compared to year-end 2008.

Steven Sprague, president and CEO of Wave Systems commented, “In spite of economic challenges facing companies in the technology sector, our first quarter results reflect significant progress in our business and a continued reduction of our net loss and cash burn.  We grew our base of bundled software shipments during Q1 2009 and, as of the end of April, surpassed a cumulative total of 50 million units shipped. Beyond these important milestones, there were significant developments in the market for self-encrypting drive technology that we believe have been beneficial to Wave.

“In January, the Trusted Computing Group announced its Opal storage specification, which provided hard drive vendors with a standard design ‘blueprint.’  Its passage helped demonstrate that hardware encryption is more than a niche offering and makes it easier for organizations to implement large-scale adoption of SED drives across all their platforms.

“Q1 also saw Wave continue to collaborate with the leading self-encrypting drive vendors—Fujitsu, Toshiba, Seagate and Samsung.  Samsung recently made headlines with the first solid state self-encrypting drives that will soon ship through Dell.  We believe that solid state drives, or SSDs, will be the next generation of hard drives, and Wave applauds Samsung’s decision to make encryption standard on all its SSDs.

“We were honored to have Samsung and all of our drive partners join us at our booth at this year’s RSA Conference in San Francisco, showcasing interoperability and how Wave’s software manages all the major self-encrypting drives on the market—or in development—today.  RSA was also a key venue as we were able to highlight our other partnerships with Dell and HID, a developer of contactless smart cards, in interactive presentations before the show.”

“Based on our Q1 progress and the growing market for hardware-based PC security, we are encouraged about our opportunities in the months ahead,” Sprague said.

Summary of Recent Progress/Developments:

•                 Samsung Electronics Self-Encrypting Solid State Drives Feature Wave Management Software: In April, Wave and Samsung announced their collaboration in offering mobile professionals significant hard drive security and speed with Samsung’s self-encrypting 256-, 128- and 64-gigabyte solid state (SSD) drives bundled with Wave’s management software.  SSDs offer advantages over traditional platter hard drives, boasting two- to five-times faster overall performance and longer battery life in notebook PCs.  SSDs are also far less prone to reliability issues and excessive heat generation.

•                 Dell Introduced Broad Suite of Mobile Data Security Solutions for its Latitude Laptop Line: In April, Dell announced that it would be one of the first in the industry to offer encrypted solid state drives from Samsung.  Dell also showcased its innovative approach to a solution-based security framework that includes: Dell ControlPoint Security Manager for simplifying access to mobile security features; DellControlVault, a security engine to protect end-users’ security credentials; and contactless smart card authentication with HID® Global iCLASS® technology.  Wave collaborated on the development of DellControlPoint Security Manager for the deployment, management and enablement of pre-boot security, ControlVault, biometrics, smart cards, Trusted Platform Modules and self-encrypting drives.  Wave’s EMBASSY® software provides customers with multi-factor authentication, single sign-on and password management.

•                 The Adoption of Electronic Mortgages is the Central Theme at the MBA National Technology in Mortgage Banking Conference and Expo: In March, representatives from Wave’s eSignSystems division demonstrated the advanced functionality of their eSign Transaction Management Suite, which enables lenders to securely deliver, track, sign, purchase, refinance and modify loan documents electronically.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM). TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today. Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions. For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenues:
Licensing	3,730,896	1,675,505
Services	303,285	23,574
Total net revenues	$4,034,181	$1,699,079
Operating expenses:
Cost of sales - licensing	165,672	159,161
Cost of sales - services	182,388	18,314
Selling, general, and administrative	3,378,522	4,297,090
Research and development	1,825,124	3,253,479
Total operating expenses	5,551,706	7,728,044
Operating loss	(1,517,525)	(6,028,965)
Net interest income (expense)	(5,708)	18,917
Net loss	(1,523,233)	(6,010,048)
Loss per common share – basic and diluted	$(0.02)	$(0.12)
Weighted average number of common shares outstanding during the period	61,868,589	50,898,515

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Total net revenues	$4,034,181	$1,699,079
Increase (decrease) in deferred revenue	(31,549)	66,907

Total billings (Non-GAAP)	$4,002,632	$1,765,987

Non-GAAP Financial Measures:

As supplemental information, we provide a non-GAAP performance measure that we refer to as total billings.  This measure is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in demand for our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$275,316	$951,563
Accounts receivable, net of allowance for doubtful accounts of $16,364 March 31, 2009 and December 31, 2008	1,452,734	1,701,829
Prepaid expenses	231,647	227,967
Total current assets	1,959,697	2,881,359
Property and equipment, net	361,519	408,440
Other assets	129,640	139,975
Total Assets	2,450,856	3,429,774

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	7,492,496	7,655,834
Current portion of capital lease payable	62,006	63,537
Deferred revenue	1,452,495	1,484,044
Total current liabilities	9,006,997	9,203,415
Long-term portion of capital lease payable	230,338	245,362
Total liabilities	9,237,335	9,448,777

Stockholders’ Equity (Deficit):
8% Series I Convertible Preferred stock, $.01 par value. 220 shares issued and outstanding (liquidation preference of $968,000) in 2009 and 2008	2	2
Series J Convertible Preferred stock, $.01 par value. 91 shares issued and outstanding (liquidation preference of $364,000) in 2009 and 2008	1	1
8% Series K Convertible Preferred stock, $.01 par value. 456 shares issued and -0- outstanding (liquidation preference of $-0-) in 2009 and 456 shares issued and outstanding (liquidation preference of $1,276,800) in 2008	—	5
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 64,222,968 shares issued and outstanding in 2009 and 58,877,968 in 2008	642,230	588,780
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2009 and 2008	382	382
Capital in excess of par value	338,784,003	338,081,691
Accumulated deficit	(346,213,097)	(344,689,864)
Total Stockholders’ Equity (Deficit)	(6,786,479)	(6,019,003)
Total Liabilities and Stockholders’ Equity (Deficit)	$2,450,856	$3,429,774

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